EXHIBIT 10.2

TAX MATTERS AGREEMENT

By and Between

ALTISOURCE SOLUTIONS S.À R.L.

and

ALTISOURCE ASSET MANAGEMENT CORPORATION

Dated as of December 21, 2012

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TABLE OF CONTENTS

(continued)

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TAX MATTERS AGREEMENT (this “Agreement”) entered into as of December 21, 2012, by and between ALTISOURCE SOLUTIONS S.À R.L., a private limited liability company organized under the laws of the Grand Duchy of Luxembourg (including its parent, “Altisource”) and ALTISOURCE ASSET MANAGEMENT CORPORATION, a corporation organized under the laws of the U.S. Virgin Islands and a wholly-owned subsidiary of Altisource (“AAMC”).

WHEREAS, the board of directors of Altisource has determined that it is in the best interests of Altisource and its shareholders to separate the AAMC Business (as defined below) from Altisource.

WHEREAS, as of the date hereof, Altisource is the common parent of an affiliated group of corporations, including AAMC;

WHEREAS, Altisource and AAMC have entered into the Separation Agreement (as defined below).

WHEREAS, Altisource intends to distribute to shareholders of Altisource all the outstanding shares of AAMC Capital Stock (as defined below); and

WHEREAS the Companies (as defined below) desire to provide for and agree upon the allocation between the Companies of liabilities for Taxes (as defined below) arising prior to, as a result of, and subsequent to the Distribution (as defined below), and to provide for and agree upon other matters relating to Taxes.

NOW, THEREFORE, in consideration of the mutual agreements contained herein, the Companies hereby agree as follows:

ARTICLE I

Definition of Terms

For purposes of this Agreement (including the recitals hereof), the following terms have the following meanings, and capitalized terms used but not otherwise defined herein shall have the meaning ascribed to them in the Separation Agreement:

“AAMC” shall have the meaning provided in the first sentence of this Agreement.

“AAMC Business” means the asset management business, as defined in the Separation Agreement.

“AAMC Capital Stock” means all classes or series of capital stock of AAMC, including (i) the AAMC Common Stock, and (ii) all options, warrants and other rights to acquire such capital stock.

“AAMC Carryback” means any net operating loss, net capital loss, excess tax credit or other similar Tax item of any member of the AAMC Group that may or must be carried from one Tax Period to another prior Tax Period under the Code or other applicable Tax Law.

“AAMC Common Stock” has the meaning set forth in the Separation Agreement.

“AAMC Group” means AAMC and its Subsidiaries, if any, as determined immediately after the Distribution.

“AAMC Separate Return” means any Separate Return of AAMC or any member of the AAMC Group.

“Accountant” shall have the meaning set forth in Section 6.02(b).

“Adjusted Party” shall have the meaning set forth in Section 5.02(b).

“Adjustment Request” means any formal or informal claim or request filed with any Tax Authority, or with any administrative agency or court, for the adjustment, refund or credit of Taxes, including (a) any amended Tax Return claiming adjustment to the Taxes as reported on the Tax Return or, if applicable, as previously adjusted, (b) any claim for equitable recoupment or other offset and (c) any claim for refund or credit of Taxes previously paid.

“Affiliate” means any entity that is directly or indirectly “controlled” by either the person in question or an Affiliate of such person.  For purposes of the definition of “Affiliate,” “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a person, whether through ownership of voting securities, by contract or otherwise.

“Agreement” shall have the meaning provided in the first sentence of this Agreement.

“Altisource” shall have the meaning provided in the first sentence of this Agreement.

“Altisource Group” means Altisource and its Subsidiaries, excluding any entity that is a member of the AAMC Group.

“Altisource Separate Return” means any Separate Return of Altisource or any member of the Altisource Group.

“Ancillary Agreements” means the Transition Services Agreement, the Tax Matters Agreement, the Services Agreement and any instruments, assignments and other documents and agreements executed in connection with the implementation of the transactions contemplated by the Separation Agreement, including Article II.

“Base Rate” shall be the rate as set forth in Article XIII.

“Closing Date” means the date of the Distribution.

“Code” means the U.S. Internal Revenue Code of 1986, as amended.

“Companies” means Altisource and AAMC, collectively, and “Company,” as the context requires, means either Altisource or AAMC.

“Distribution” has the meaning set forth in the Separation Agreement.

“Distribution-Related Proceeding” means any Tax Contest in which the IRS, another Tax Authority or any other party asserts a position that could reasonably be expected to increase the tax cost to Altisource or its shareholders of the Distribution.

“Final Determination” means the final resolution of liability for any Tax, which resolution may be for a specific issue or adjustment or for a taxable period, (a) by IRS Form 870 or 870-AD (or any successor forms thereto), on the date of acceptance by or on behalf of the taxpayer, or by a comparable form under the laws of a State, local, or foreign taxing jurisdiction, except that a Form 870 or 870-AD or comparable form shall not constitute a Final Determination to the extent that it reserves (whether by its terms or by operation of law) the right of the taxpayer to file a claim for refund or the right of the Tax Authority to assert a further deficiency in respect of such issue or adjustment or for such taxable period (as the case may be); (b) by a decision, judgment, decree or other order by a court of competent jurisdiction, which has become final and unappealable; (c) by a closing agreement or accepted offer in compromise under Sections 7121 or 7122 of the Code, or a comparable agreement under the laws of a State, local or foreign taxing jurisdiction; (d) by any allowance of a refund or credit in respect of an overpayment of Tax, but only after the expiration of all periods during which such refund may be recovered (including by way of offset) by the jurisdiction imposing such Tax; (e) by a final settlement resulting from a treaty-based competent authority determination; or (f) by any other final disposition, including by reason of the expiration of the applicable statute of limitations or by mutual agreement of the parties.

“Group” means the Altisource Group or the AAMC Group, or both, as the context requires.

“High-Level Dispute” means any dispute or disagreement in which the amount of the liability in dispute exceeds $2 million.

“Indemnitee” shall have the meaning set forth in Section 11.03.

“Indemnitor” shall have the meaning set forth in Section 11.03.

“IRS” means the United States Internal Revenue Service.

“Past Practices” shall have the meaning set forth in Section 3.04(a).

“Payment Date” means (i) with respect to any Altisource income tax return, the due date for any required installment of estimated taxes determined under Section 6655 of the Code, the due date (determined without regard to extensions) for filing the return determined under Section 6072 of the Code, and the date the return is filed, and (ii) with respect to any other Tax Return, the corresponding dates determined under the applicable Tax Law.

“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization and a governmental entity or any department, agency or political subdivision thereof, without regard to whether any entity is treated as disregarded for U.S. Federal income tax purposes.

“Post-Closing Period” means any Tax Period that, to the extent it relates to a member of the AAMC Group, begins after the Closing Date.

“Pre-Closing Period” means any Tax Period that, to the extent it relates to a member of the AAMC Group, ends on or before the Closing Date.

“Responsible Company” means, with respect to any Tax Return, the Company having responsibility for preparing and filing such Tax Return under this Agreement.

“Separate Return” means (a) in the case of any Tax Return of any member of the AAMC Group (including any consolidated, combined or unitary return), any such Tax Return that does not include any member of the Altisource Group and (b) in the case of any Tax Return of any member of the Altisource Group (including any consolidated, combined or unitary return), any such Tax Return that does not include any member of the AAMC Group.

“Separation Agreement” means the Separation Agreement by and between Altisource and AAMC dated as of December 21, 2012.

“Signing Group” shall have the meaning set forth in Section 6.03.

“Supplier Group” shall have the meaning set forth in Section 6.03.

“Tax” or “Taxes” means any income, gross income, gross receipts, profits, capital stock, franchise, withholding, payroll, social security, workers compensation, unemployment, disability, property, ad valorem, stamp, excise, severance, occupation, service, sales, use, license, lease, transfer, import, export, value added, alternative minimum, estimated or other tax (including any fee, assessment or other charge in the nature of or in lieu of any tax) imposed by any governmental entity or political subdivision thereof, and any interest, penalties, additions to tax, or additional amounts in respect of the foregoing.

“Tax Advisor” means a United States tax counsel or accountant of recognized national standing.

“Tax Arbitrator” shall have the meaning set forth in Article XII.

“Tax Arbitrator Dispute” shall have the meaning set forth in Article XII.

“Tax Attribute” or “Attribute” means a net operating loss, net capital loss, unused investment credit, unused foreign tax credit, excess charitable contribution, general business credit, Tax basis or any other Tax Item that could reduce a Tax.

“Tax Authority” means, with respect to any Tax, the governmental entity or political subdivision thereof that imposes such Tax, and the agency (if any) charged with the collection of such Tax for such entity or subdivision.

“Tax Benefit” means any refund, credit or other reduction in otherwise required Tax payments.

“Tax Contest” means an audit, review, examination or other administrative or judicial proceeding with the purpose or effect of redetermining Taxes (including any administrative or judicial review of any claim for refund).

“Tax Detriment” means any increase in required Tax payments (or, without duplication, the reduction in any refund or credit).

“Tax Item” means, with respect to any income Tax, any item of income, gain, loss, deduction or credit.

“Tax Law” means the law of any governmental entity or political subdivision thereof relating to any Tax.

“Tax Period” means, with respect to any Tax, the period for which the Tax is reported as provided under the Code or other applicable Tax Law.

“Tax Records” means Tax Returns, Tax Return workpapers, documentation relating to any Tax Contests and any other books of account or records required to be maintained under the Code or other applicable Tax Laws or under any record retention agreement with any Tax Authority.

“Tax Return” or “Return” means any report of Taxes due, any claim for refund of Taxes paid, any information return with respect to Taxes, or any other similar report, statement, declaration or document required to be filed under the Code or other Tax Law, including any attachments, exhibits or other materials submitted with any of the foregoing, and including any amendments or supplements to any of the foregoing.

“Transactions” means the Distribution and the other transactions contemplated by the Separation Agreement.

ARTICLE II

Allocation of Tax Liabilities

SECTION 2.01    General Rule.  (a) Altisource Liability.  Altisource shall be liable for, and shall indemnify and hold harmless the AAMC Group from and against any liability for, Taxes that are allocated to Altisource under this Article II.

(b)           AAMC Liability.  AAMC shall be liable for, and shall indemnify and hold harmless the Altisource Group from and against any liability for, Taxes that are allocated to AAMC under this Article II.

SECTION 2.02    Allocations of Taxes.  Taxes shall be allocated as follows:

(a)           Allocation of Taxes to Altisource.  Altisource shall be responsible for any and all Taxes due or required to be reported on any Altisource Separate Return (including any increase in such Tax as a result of a Final Determination) and all Taxes of Altisource and its direct or indirect Subsidiaries (including the consolidated tax group for U.S. Federal income tax purposes for which Altisource Portfolio Solutions Inc. is the parent) for the Pre-Closing Taxes Period.

(b)           Allocation of Taxes to AAMC.  AAMC shall be responsible for any and all Taxes due or required to be reported on any AAMC Separate Return (including any increase in such Tax as a result of a Final Determination).

ARTICLE III

Preparation and Filing of Tax Returns

SECTION 3.01    General.  Except as otherwise provided in this Article III, Tax Returns shall be prepared and filed when due (including extensions) by the person obligated to file such Tax Returns under the Code or applicable Tax Law.  The Companies shall provide, and shall cause their Affiliates to provide, assistance and cooperation to one another in accordance with Article VI with respect to the preparation and filing of Tax Returns, including providing information required to be provided in Article VI.

SECTION 3.02    Altisource’s Responsibility.  Altisource has the exclusive obligation and right to prepare and file, or to cause to be prepared and filed:

(a)           Altisource income tax returns for all Tax Periods; and

(b)           Altisource Separate Returns and AAMC Separate Returns that Altisource reasonably determines are required to be filed by the Companies or any of their Affiliates for Tax Periods ending on, before or after the Closing Date (limited, in the case of AAMC Separate Returns, to such Returns as are filed on or prior to the Closing Date).

SECTION 3.03    AAMC’s Responsibility.  AAMC shall prepare and file, or shall cause to be prepared and filed, all AAMC Separate Returns other than those Tax Returns filed on or prior to the Closing Date.

SECTION 3.04    Tax Accounting Practices.  (a) General Rule.  Except as provided in Section 3.04(b), with respect to any Tax Return that AAMC has the obligation and right to prepare and file, or cause to be prepared and filed, under Section 3.03, for any Pre-Closing Period (and the portion, ending on the Closing Date, of any Tax Period that includes but does not end on the Closing Date), such Tax Return shall be prepared in accordance with past practices, accounting methods, elections or conventions (“Past Practices”) used by Altisource and its Subsidiaries with respect to the Tax Returns in question (unless there is no reasonable basis for the use of such Past Practices) solely to the extent a change in such Past Practice could reasonably be expected to cause Altisource to incur a Tax Detriment, and to the extent any items are not covered by Past Practices (or in the event that there is no reasonable basis for the use of such Past Practices), in accordance with reasonable Tax accounting practices.  Except as provided in Section 3.04(b), Altisource shall prepare any Tax Return that it has the obligation and right to prepare and file, or cause to be prepared and filed, under Section 3.02, in accordance with reasonable Tax accounting practices selected by Altisource.

(b)           Reporting of Transaction Tax Items.  AAMC and Altisource shall file all Tax Returns consistent with the Tax treatment (including the value of AAMC) of the Transactions as determined by Altisource, unless there is no reasonable basis for such Tax treatment.

(c)           Detrimental Tax Positions.  Neither AAMC nor Altisource shall take a position on any Tax Return that is reasonably expected to cause a Tax Detriment to the other party without the consent of such party, not to be unreasonably withheld or delayed.

SECTION 3.05    Right to Review Tax Returns.  (a) General.  The Responsible Company with respect to any material Tax Return shall make such Tax Return and related workpapers available for review by the other Company, if requested, to the extent (i) such Tax Return relates to Taxes for which the requesting party would reasonably be expected to be liable, (ii) the requesting party would reasonably be expected to be liable in whole or in part for any additional Taxes owing as a result of adjustments to the amount of such Taxes reported on such Tax Return, (iii) such Tax Return relates to Taxes for which the requesting party would reasonably be expected to have a claim for Tax Benefits under this Agreement or (iv) the requesting party reasonably determines that it must inspect such Tax Return to confirm compliance with the terms of this Agreement.  The Responsible Company shall use reasonable best efforts to make such Tax Return available for review, including by delivering such materials to the requesting party at the requesting party’s expense, as required under this paragraph sufficiently in advance of the due date (including extensions) for filing of such Tax Return to provide the requesting party with a meaningful opportunity to analyze and comment on such Tax Return.

(b)           Execution of Returns Prepared by Other Party.  In the case of any Tax Return that is required to be prepared and filed by the Responsible Company under this Agreement and that is required by law to be signed by the other Company (or by its authorized representative), the Company that is legally required to sign such Tax Return shall be required to sign such Tax Return unless there is no reasonable basis for the Tax treatment of an item reported on the Tax Return or the Tax treatment of an item reported on the Tax Return should, in the opinion (reasonably acceptable in form and substance to the Responsible Company) of a Tax Advisor, subject the other Company (or its authorized representatives) to material penalties.

SECTION 3.06    AAMC Carrybacks and Claims for Refund.  (a) AAMC hereby agrees that, unless Altisource consents in writing, no Adjustment Request with respect to any Tax Return for the Pre-Closing Period shall be filed; provided, however, that upon the reasonable request of AAMC, Altisource shall use reasonable best efforts to make, at AAMC’s expense, an Adjustment Request claiming a refund of Taxes for the Pre-Closing Period with respect to an AAMC Carryback arising in a Post-Closing Period related to U.S. Federal or State Taxes (any such Adjustment Request to be prepared and filed by Altisource) where, in Altisource’s reasonable discretion, such Adjustment Request will not materially impair the ability of

Altisource to use Tax Attributes.  Altisource shall not take any action that would impair the use of any Tax Attribute by a member of the AAMC Group without the prior written consent of AAMC.

(b)           AAMC, upon the request of Altisource, agrees to repay the amount paid over to AAMC (plus any penalties, interest or other charges imposed by the relevant Tax Authority) in the event Altisource is required to repay such refund to such Tax Authority.

SECTION 3.07    Apportionment of Earnings and Profits and Tax Attributes.  Altisource shall in good faith advise AAMC in writing of the portion, if any, of any earnings and profits, Tax Attributes or other consolidated, combined or unitary attributes that Altisource determines shall be allocated or apportioned to the AAMC Group under applicable law.  AAMC and all members of the AAMC Group shall prepare all Tax Returns in accordance with such written notice.  As soon as practicable after receipt of a written request from AAMC, Altisource shall provide copies of any studies, reports and workpapers supporting such allocations and apportionments.  In the event of a subsequent adjustment by the applicable Tax Authority to such allocations and apportionments, Altisource shall promptly notify AAMC in writing of such adjustment.  For the avoidance of doubt, Altisource shall not be liable to any member of the AAMC Group for any failure of any determination under this Section 3.07 to be accurate under applicable Tax Law.

ARTICLE IV

Tax Payments

SECTION 4.01    Payment of Taxes With Respect to Tax Returns Reflecting Taxes of the Other Company.  In the case of any Tax Return reflecting Taxes allocated hereunder to the Company that is not the Responsible Company:

(a)           Computation and Payment of Tax Due.  At least 3 business days prior to any Payment Date for any Tax Return, the Responsible Company shall compute the amount of Tax required to be paid to the applicable Tax Authority (taking into account the requirements of Section 3.04 relating to consistent accounting practices) with respect to such Tax Return on such Payment Date.  The Responsible Company shall pay such amount to such Tax Authority on or before such Payment Date (and provide notice and proof of payment to the other Company).

(b)           Computation and Payment of Liability With Respect to Tax Due.  Within 30  days following the earlier of (i) the due date (including extensions) for filing any such Tax Return (excluding any Tax Return with respect to payment of estimated Taxes or Taxes due with a request for extension of time to file) or (ii) the date on which such Tax Return is filed, if Altisource is the Responsible Company, then AAMC shall pay to Altisource the amount allocable to the AAMC Group under the provisions of Article II, and if AAMC is the Responsible Company, then Altisource shall pay to AAMC the amount allocable to the Altisource Group under the provisions of Article II, in each case, plus interest computed at the Base Rate on the amount of the payment based on the number of days from the earlier of (A) the due date of the Tax Return (including extensions) or (B) the date on which such Tax Return is filed to the date of payment.

(c)           Adjustments Resulting in Underpayments.  In the case of any adjustment pursuant to a Final Determination with respect to any such Tax Return, the Responsible Company shall pay to the applicable Tax Authority when due any additional Tax due with respect to such Tax Return required to be paid as a result of such adjustment pursuant to a Final Determination.  The Responsible Company shall compute the amount attributable to the AAMC Group in accordance with Article II and AAMC shall pay to Altisource any amount due Altisource (or Altisource shall pay AAMC any amount due AAMC) under Article II within 30  days from the later of (i) the date the additional Tax was paid by the Responsible Company or (ii) the date of receipt of a written notice and demand from the Responsible Company for payment of the amount due, accompanied by evidence of payment and a statement detailing the Taxes paid and describing in reasonable detail the particulars relating thereto.  Any payments required under this Section 4.01(c) shall include interest computed at the Base Rate based on the number of days from the date the additional Tax was paid by the Responsible Company to the date of the payment under this Section 4.01(c).

SECTION 4.02    Indemnification Payments.  All indemnification payments under this Agreement shall be made by Altisource directly to AAMC and by AAMC directly to Altisource; provided, however, that if the Companies mutually agree with respect to any such indemnification payment, any member of the Altisource Group, on the one hand, may make such indemnification payment to any member of the AAMC Group, on the other hand, and vice versa.

ARTICLE V

Tax Benefits

SECTION 5.01  Tax Refunds in General.  Except as set forth below, Altisource shall be entitled to any refund (and any interest thereon received from the applicable Tax Authority) of Taxes for which Altisource is liable hereunder, AAMC shall be entitled to any refund (and any interest thereon received from the applicable Tax Authority) of Taxes for which AAMC is liable hereunder and a Company receiving a refund to which another Company is entitled hereunder shall pay over such refund to such other Company within 30 days after such refund is received (together with interest computed at the Base Rate based on the number of days from the date the refund was received to the date the refund was paid over).

SECTION 5.02    Timing Differences and Reverse Timing Differences.  (a) If as a result of an adjustment pursuant to a Final Determination to any Taxes for which a member of the Altisource Group is liable hereunder (or Tax Attribute of a member of the Altisource Group) a member of the AAMC Group could realize a current or future Tax Benefit that it could not realize but for such adjustment (determined on a with and without basis), or if as a result of an adjustment pursuant to a Final Determination to any Taxes for which a member of the AAMC Group is liable hereunder (or Tax Attribute of a member of the AAMC Group) a member of the Altisource Group could realize a current or future Tax Benefit that it could not realize but for such adjustment (determined on a with and without basis), AAMC or Altisource, as the case may be, shall make a payment to either Altisource or AAMC, as appropriate, within 30 days following the date of a written notice and demand from Altisource or AAMC, as appropriate, for payment of the amount due, accompanied by evidence of such adjustment and describing in reasonable detail the particulars relating thereto.  Any payment required under this Section

5.02(a) shall include interest on such payment computed at the Base Rate based on the number of days from the date of such written notice to the date of payment under this Section 5.02(a).  In the event that Altisource or AAMC disagrees with any such calculation described in this Section 5.02(a), Altisource or AAMC shall so notify the other Company in writing within 30 days of receiving the written calculation set forth above in this Section 5.02(a).  Altisource and AAMC shall endeavor in good faith to resolve such disagreement.

(b)           If a member of the AAMC Group actually realizes in cash pursuant to a Final Determination any Tax Detriment as a result of an adjustment pursuant to a Final Determination to any Taxes for which a member of the Altisource Group is liable hereunder (or Tax Attribute of a member of the Altisource Group) (in such circumstance, Altisource being the “Adjusted Party”) and such Tax Detriment would not have arisen but for such adjustment (determined on a with and without basis), or if a member of the Altisource Group actually realizes in cash pursuant to a Final Determination any Tax Detriment as a result of an adjustment pursuant to a Final Determination to any Taxes for which a member of the AAMC Group is liable hereunder (or Tax Attribute of a member of the AAMC Group) (in such circumstance, AAMC being the “Adjusted Party”) and such Tax Detriment would not have arisen but for such adjustment (determined on a with and without basis), the Adjusted Party shall make a payment to the other party within 30 days following the later of such actual realization of the Tax Detriment and the Adjusted Party’s actual realization of the corresponding Tax Benefit, in an amount equal to the lesser of such Tax Detriment actually realized in cash and the Tax Benefit, if any, actually realized in cash by the Adjusted Party pursuant to such adjustment (which would not have arisen but for such adjustment), plus interest on such amount computed at the Base Rate based on the number of days from the later of the date of such actual realization of the Tax Detriment and the Adjusted Party’s actual realization of the corresponding Tax Benefit to the date of payment of such amount under this Section 5.02(b).  No later than 30 days after a Tax Detriment described in this Section 5.02(b) is actually realized in cash by a member of the Altisource Group or a member of the AAMC Group, Altisource (if a member of the Altisource Group actually realizes such Tax Detriment) or AAMC (if a member of the AAMC Group actually realizes such Tax Detriment) shall provide the other Company with a written calculation of the amount payable pursuant to this Section 5.02(b).  In the event that Altisource or AAMC disagrees with any such calculation described in this Section 5.02(b), Altisource or AAMC shall so notify the other Company in writing within 30 days of receiving the written calculation set forth above in this Section 5.02(b).  Altisource and AAMC shall endeavor in good faith to resolve such disagreement.

SECTION 5.03    AAMC Carrybacks.  AAMC shall be entitled to any refund actually received in cash that is attributable to, and would not have arisen but for (determined on a with and without basis), an AAMC Carryback pursuant to the proviso set forth in Section 3.06, provided that the refund is a refund of Taxes for the Tax Period to which the AAMC Carryback is carried or the first or second immediately following Tax Periods.  Any such payment of such refund made by Altisource to AAMC pursuant to this Section 5.03 shall be recalculated in light of any Final Determination (or any other facts that may arise or come to light after such payment is made, such as a carryback or carryforward of an Altisource Group Tax Attribute to a Tax Period in respect of which such refund is received) that would affect the amount to which AAMC is entitled, and an appropriate adjusting payment shall be made by AAMC to Altisource such that the aggregate amounts paid pursuant to this Section 5.03 equals such recalculated amount (with interest computed at the Base Rate based on the number of days from the date of the actual receipt of such refund to the date of payment of such amount under this Section 5.03).

ARTICLE VI

Assistance and Cooperation

SECTION 6.01    Assistance and Cooperation.  (a) After the Distribution, the Companies shall cooperate (and cause their respective Affiliates to cooperate) with each other and with each other’s agents, including accounting firms and legal counsel, in connection with Tax matters relating to the Companies and their Affiliates including (i) preparation and filing of Tax Returns, (ii) determining the liability for and amount of any Taxes due (including estimated Taxes) or the right to and amount of any refund of Taxes, (iii) examinations of Tax Returns and (iv) any administrative or judicial proceeding in respect of Taxes assessed or proposed to be assessed.  Such cooperation shall include making all information and documents in their possession relating to the other Company and its Affiliates available to such other Company as provided in Article VII.  Each of the Companies shall also make available to the other, as reasonably requested and available, personnel (including officers, directors, employees and agents of the Companies or their respective Affiliates) responsible for preparing, maintaining and interpreting information and documents relevant to Taxes, and personnel reasonably required as witnesses or for purposes of providing information or documents in connection with any administrative or judicial proceedings relating to Taxes.

(b)           Any information or documents provided under this Article VI shall be kept confidential by the Company receiving the information or documents, except as may otherwise be necessary in connection with the filing of Tax Returns or in connection with any administrative or judicial proceedings relating to Taxes.

SECTION 6.02    Income Tax Return Information.  AAMC and Altisource acknowledge that time is of the essence in relation to any request for information, assistance or cooperation made by Altisource or AAMC pursuant to Section 6.01 or this Section 6.02.  AAMC and Altisource acknowledge that failure to conform to the deadlines set forth herein or reasonable deadlines otherwise set by Altisource or AAMC could cause irreparable harm.

(a)           Each Company shall provide to the other Company information and documents relating to its Group required by the other Company to prepare Tax Returns.  Any information or documents the Responsible Company requires to prepare such Tax Returns shall be provided in such form as the Responsible Company reasonably requests and in sufficient time for the Responsible Company to file such Tax Returns on a timely basis.

(b)           In the event that a party fails to provide any information requested by the other party pursuant to Section 6.01 or this Section 6.02, within the deadlines as set forth herein, a party shall have the right to engage a nationally recognized public accounting firm of its choice (the “Accountant”), in its sole and absolute discretion, to gather such information directly from the other party.  The parties agree, and will cause all other members of their Group to agree, upon 10 business days’ notice, in the case of a failure to provide information pursuant to Section 6.01 or this Section 6.02, to permit any such Accountant full access to all records or other information requested by such Accountant during reasonable business hours.  Such other party agrees promptly pay all reasonable costs and expenses incurred by the requesting party in connection with the engagement of such Accountant.

SECTION 6.03    Reliance.  If any member of one Group (the “Supplier Group”) supplies information to a member of the other Group (the “Signing Group”) in connection with a Tax liability and an officer of a member of the Signing Group signs a statement or other document under penalties of perjury in reliance upon the accuracy of such information, then upon the written request of such member of the Signing Group identifying the information being so relied upon, the chief financial officer of the Supplier Group (or any officer of the Supplier Group as designated by the chief financial officer of the Supplier Group) shall certify in writing that to his or her knowledge (based upon consultation with appropriate employees) the information so supplied is accurate and complete.  The Company that is a member of the Supplier Group agrees to indemnify and hold harmless each member of the Signing Group and its directors, officers and employees from and against any fine, penalty or other cost or expense of any kind attributable to a member of the Supplier Group having supplied, pursuant to this Article VI, a member of the Signing Group with inaccurate or incomplete information in connection with a Tax liability.

ARTICLE VII

Tax Records

SECTION 7.01    Retention of Tax Records.  Each Company shall preserve and keep all Tax Records exclusively relating to the assets and activities of its Group for Pre-Closing Periods (and the portion, ending on the Closing Date, of any Tax Period that includes but does not end on the Closing Date), and Altisource shall preserve and keep all other Tax Records relating to Taxes of the Groups for Pre-Closing Periods until the later of (i) the expiration of any applicable statutes of limitation, and (ii) 7 years after the Closing Date.  After such earlier date, each Company may dispose of such records upon 90 days’ prior written notice to the other Company.  If, prior to the expiration of the applicable statute of limitation or such seven-year period, a Company reasonably determines that any Tax Records that it would otherwise be required to preserve and keep under this Article VII are no longer material in the administration of any matter under the Code or other applicable Tax Law and the other Company agrees, then such first Company may dispose of such records upon 90 days’ prior notice to the other Company.  Any notice of an intent to dispose given pursuant to this Section 7.01 shall include a list of the records to be disposed of describing in reasonable detail each file, book or other record accumulation being disposed.  The notified Company shall have the opportunity, at its cost and expense, to copy or remove, within such 90-day period, all or any part of such Tax Records.

SECTION 7.02    Access to Tax Records.  The Companies and their respective Affiliates shall make available to each other for inspection and copying  (or delivery, at the requesting party’s expense) during normal business hours upon reasonable notice all Tax Records in their possession to the extent reasonably required by the other Company in connection with the preparation of Tax Returns, audits, litigation or the resolution of items under this Agreement.

ARTICLE VIII

Tax Contests

SECTION 8.01    Notice.  Each of the parties shall provide prompt notice to the other party of any written communication from a Tax Authority regarding any pending or threatened Tax audit, assessment or proceeding or other Tax Contest of which it becomes aware related to Taxes for Tax Periods for which it is indemnified by the other party hereunder.  Such notice shall attach copies of the pertinent portion of any written communication from a Tax Authority and contain factual information (to the extent known) describing any asserted Tax liability in reasonable detail and shall be accompanied by copies of any notice and other documents received from any Tax Authority in respect of any such matters.

SECTION 8.02    Control of Tax Contests.  (a) Altisource Returns.  In the case of any Tax Contest with respect to any Altisource income tax return, Altisource shall have exclusive control over the Tax Contest, including exclusive authority with respect to any settlement of Tax liability arising from such Tax Contest.  Altisource shall keep AAMC informed in a timely manner regarding such Tax Contests to the extent relating to the AAMC Business, the AAMC Group or the assets transferred to AAMC pursuant to the Transactions insofar as such Tax Contests would reasonably be expected to affect the AAMC Group.

(b)           AAMC Separate Returns.  In the case of any Tax Contest with respect to an AAMC Separate Return, AAMC shall have exclusive control over the Tax Contest, including exclusive authority with respect to any settlement of Tax liability arising from such Tax Contest.

(c)           Distribution-Related Proceedings.  In the event of any Distribution-Related Proceeding as a result of which AAMC could reasonably be expected to become liable for any amounts that Altisource is entitled to control under this Article VIII, (A) Altisource shall consult with AAMC reasonably in advance of taking any significant action in connection with such Distribution-Related Proceeding, (B) Altisource shall consult with AAMC and offer AAMC a reasonable opportunity to comment before submitting any written materials prepared or furnished in connection with such Distribution-Related Proceeding, (C) Altisource shall defend such Distribution-Related Proceeding diligently and in good faith and (D) Altisource shall provide AAMC copies of any written materials relating to such Distribution-Related Proceeding received from the relevant Tax Authority.

ARTICLE IX

Effective Date; Termination of Prior Intercompany Tax Allocation Agreements

This Agreement shall be effective as of the date hereof.  As of the date hereof, all prior intercompany Tax allocation agreements or arrangements relating to one or more members of the Altisource Group, on the one hand, and one or more members of the AAMC Group, on the other hand, shall be terminated, and no member of any Group shall have any right or obligation in respect of any member of the other Group thereunder.

ARTICLE X

Survival of Obligations

The representations, warranties, covenants and agreements set forth in this Agreement shall be unconditional and absolute and shall remain in effect without limitation as to time.

ARTICLE XI

Treatment of Payments; Tax Gross Up

SECTION 11.01    Treatment of Tax Indemnity and Tax Benefit Payments.  In the absence of any change in Tax treatment under applicable Tax Law:

(a)           any Tax indemnity payments made by a Company under Article IV shall be reported for Tax purposes by the payor and the recipient as distributions or capital contributions, as appropriate, occurring immediately before the Distribution or as payments of an assumed or retained liability, and

(b)           any Tax Benefit payments made by a Company under Article V, shall be reported for Tax purposes by the payor and the recipient as distributions or capital contributions, as appropriate, occurring immediately before the Distribution or as payments of an assumed or retained liability.

SECTION 11.02    Tax Gross Up.  If, notwithstanding the manner in which Tax indemnity payments and Tax Benefit payments were reported, there is an adjustment to the Tax liability of a Company as a result of its receipt of a payment pursuant to this Agreement, such payment shall be appropriately adjusted so that the amount of such payment, reduced by the amount of all income Taxes payable with respect to the receipt thereof (but taking into account all correlative Tax Benefits resulting from the payment of such income Taxes), shall equal the amount of the payment that the Company receiving such payment would otherwise be entitled to receive pursuant to this Agreement.

SECTION 11.03    Interest under This Agreement.  Anything herein to the contrary notwithstanding, to the extent one Company (“Indemnitor”) makes a payment of interest to another Company (“Indemnitee”) under this Agreement with respect to the period from the date that the Indemnitee made a payment of Tax to a Tax Authority to the date that the Indemnitor reimbursed the Indemnitee for such Tax payment, the interest payment shall be treated as interest expense to the Indemnitor (deductible to the extent provided by law) and as interest income by the Indemnitee (includible in income to the extent provided by law).  The amount of the payment shall not be adjusted under Section 11.02 to take into account any associated Tax Benefit to the Indemnitor or Tax Detriment to the Indemnitee.

ARTICLE XII

Disagreements

The Companies mutually desire that collaboration will continue between them.  Accordingly, they will try, and they will cause their respective Group members to try, to resolve in an amicable manner all disagreements and misunderstandings connected with their respective rights and obligations under this Agreement, including any amendments hereto.  In furtherance thereof, in the event of any dispute or disagreement (other than a High-Level Dispute) (a “Tax Arbitrator Dispute”) between the Companies as to the interpretation of any provision of this Agreement or the performance of obligations hereunder, the Tax departments of the Companies shall negotiate in good faith to resolve the Tax Arbitrator Dispute.  If such good faith negotiations do not resolve the Tax Arbitrator Dispute, then the matter, upon written request of either Company, will be referred to a tax lawyer or accountant acceptable to each of the Companies (the “Tax Arbitrator”).  The Tax Arbitrator may, in its discretion, obtain the services of any third-party appraiser, accounting firm or consultant that the Tax Arbitrator deems necessary to assist it in resolving such disagreement.  The Tax Arbitrator shall furnish written notice to the Companies of its resolution of any such Tax Arbitrator Dispute as soon as practical, but in any event no later than 45 days after its acceptance of the matter for resolution.  Any such resolution by the Tax Arbitrator will be conclusive and binding on the Companies.  Following receipt of the Tax Arbitrator’s written notice to the Companies of its resolution of the Tax Arbitrator Dispute, the Companies shall each take or cause to be taken any action necessary to implement such resolution of the Tax Arbitrator.  In accordance with Article XIV, each Company shall pay its own fees and expenses (including the fees and expenses of its representatives) incurred in connection with the referral of the matter to the Tax Arbitrator.  All fees and expenses of the Tax Arbitrator in connection with such referral shall be shared equally by the Companies.  Any High-Level Dispute shall be resolved pursuant to the procedures set forth in Article VIII of the Separation Agreement.  Nothing in this Article XII will prevent either Company from seeking injunctive relief if any delay resulting from the efforts to resolve the Tax Arbitrator Dispute through the Tax Arbitrator (or any delay resulting from the efforts to resolve any High-Level Dispute through the procedures set forth in Article VIII of the Separation Agreement) could result in serious and irreparable injury to either Company.

ARTICLE XIII

Late Payments

Any amount owed by one party to another party under this Agreement that is not paid when due shall bear interest at three (3) month London Interbank Offer Rate (LIBOR), compounded semiannually, from the due date of the payment to the date paid.  To the extent interest required to be paid under this Article XIII duplicates interest required to be paid under any other provision of this Agreement, interest shall be computed at the higher of the interest rate provided under this Article XIII or the interest rate provided under such other provision.

ARTICLE XIV

Expenses

Except as otherwise provided in this Agreement, each party and its Affiliates shall bear their own expenses incurred in connection with preparation of Tax Returns, Tax Contests, and other matters related to Taxes under the provisions of this Agreement.

ARTICLE XV

General Provisions

SECTION 15.01    Addresses and Notices.  All notices or other communications under this Agreement shall be in writing and shall be deemed to be duly given when (a) delivered in person or (b) deposited in the United States mail or private express mail, postage prepaid, addressed as follows:

If to Altisource, to:

Altisource Solutions S.à r.l.

291, Route d’Arlon

L-1150 Luxembourg

Attn:  Corporate Secretary

Fax No.:  352-2744-9499

If to AAMC to:

Altisource Asset Management Corporation

402 Strand St.

Frederiksted, VI 00840-3531

Attn:  Corporate Secretary

Fax No.:  340-692-1046

Either party may, by notice to the other party, change the address to which such notices are to be given.

SECTION 15.02    Binding Effect.  This Agreement shall be binding upon and inure to the benefit of the parties hereto and their successors and assigns.

SECTION 15.03    Waiver.  Waiver by any party hereto of any default by any other party hereto of any provision of this Agreement shall not be deemed a waiver by the waiving party of any subsequent or other default.

SECTION 15.04    Severability.  If any provision of this Agreement or the application thereof to any Person or circumstance is determined by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions hereof, or the application of such provision to Persons or circumstances or in jurisdictions other than those as to which it has been held invalid or unenforceable, shall remain in full force and effect and shall in no way be affected, impaired or invalidated thereby, so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to either party.  Upon any such determination, the parties shall negotiate in good faith in an effort to agree upon a suitable and equitable provision to effect the original intent of the parties.

SECTION 15.05    Authority.  Each of the parties represents to the other that (a) it has the corporate or other requisite power and authority to execute, deliver and perform this Agreement, (b) the execution, delivery and performance of this Agreement have been duly authorized by all necessary corporate or other action, (c) it has duly and validly executed and delivered this Agreement, and (d) this Agreement is a legal, valid and binding obligation, enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors’ rights generally and general equity principles.

SECTION 15.06    Further Action.  The parties shall execute and deliver all documents, provide all information, and take or refrain from taking action as may be necessary or appropriate to achieve the purposes of this Agreement, including the execution and delivery to the other parties and their Affiliates and representatives of such powers of attorney or other authorizing documentation as is reasonably necessary or appropriate in connection with Tax Contests (or portions thereof) under the control of such other parties in accordance with Article VIII.

SECTION 15.07    Integration.  This Agreement, together with each of the exhibits and schedules appended hereto, constitutes the final agreement between the parties, and is the complete and exclusive statement of the parties’ agreement on the matters contained herein.  All prior and contemporaneous negotiations and agreements between the parties with respect to the matters contained herein are superseded by this Agreement, as applicable.  In the event of any inconsistency between this Agreement and the Separation Agreement, or any other agreements relating to the transactions contemplated by the Separation Agreement, with respect to matters addressed herein, the provisions of this Agreement shall control.

SECTION 15.08    Construction.  The language in all parts of this Agreement shall in all cases be construed according to its fair meaning and shall not be strictly construed for or against any party.  The captions, titles and headings included in this Agreement are for convenience only, and do not affect this Agreement’s construction or interpretation.  Unless otherwise indicated, all “Section” and “Article” references in this Agreement are to sections and articles of this Agreement.

SECTION 15.09    No Double Recovery.  No provision of this Agreement shall be construed to provide an indemnity or other recovery for any costs, damages, or other amounts for which the damaged party has been fully compensated under any other provision of this Agreement or under any other agreement or action at law or equity.  Unless expressly required in this Agreement, a party shall not be required to exhaust all remedies available under other agreements or at law or equity before recovering under the remedies provided in this Agreement.

SECTION 15.10    Counterparts.  The parties may execute this Agreement in multiple counterparts, each of which constitutes an original as against the party that signed it, and all of which together constitute one agreement.  This Agreement is effective upon delivery of one executed counterpart from each party to the other party.  The signatures of both parties need not appear on the same counterpart.  The delivery of signed counterparts by facsimile or email transmission that includes a copy of the sending party’s signature is as effective as signing and delivering the counterpart in person.

SECTION 15.11    Governing Law; Jurisdiction.

(a)           This Agreement and, unless expressly provided therein, each Ancillary Agreement, shall be governed by and construed and interpreted in accordance with the internal laws of the State of New York applicable to contracts made and to be performed wholly in such State and irrespective of the choice of law principles of the State of New York, as to all matters (other than with respect to the corporate action of the Altisource board of directors attendant to the declaration and payment of the dividend of the AAMC Common Shares, which shall be governed by the law of Luxembourg).

(b)           Any action or proceeding arising out of or relating to this Agreement or any Ancillary Agreement shall be brought in the courts of the State of New York located in the County of New York or in the United States District Court for the Southern District of New York (if any party to such action or proceeding has or can acquire jurisdiction), and each of the parties hereto or thereto irrevocably submits to the exclusive jurisdiction of each such court in any such action or proceeding, waives any objection it may now or hereafter have to venue or to convenience of forum, agrees that all claims in respect of the action or proceeding shall be heard and determined only in any such court and agrees not to bring any action or proceeding arising out of or relating to this Agreement or any Ancillary Agreement in any other court.  The parties to this Agreement or any Ancillary Agreement agree that any of them may file a copy of this paragraph with any court as written evidence of the knowing, voluntary and bargained agreement between the parties hereto and thereto irrevocably to waive any objections to venue or to convenience of forum.  Process in any action or proceeding referred to in the first sentence of this Section 15.11 may be served on any party to this Agreement or any Ancillary Agreement anywhere in the world.

(c)           Notwithstanding the foregoing, (i) in the event that a court of competent jurisdiction determines that the choice of New York law in accordance with Section 15.11(a) is unenforceable, this Agreement shall be governed by the laws of the U.S. Virgin Islands and (ii) in the event that a court of competent jurisdiction determines that the choice of New York jurisdiction in accordance with Section 15.11(b) is unenforceable, any action or proceeding arising out of or relating to this Agreement or any Ancillary Agreement shall be brought in the courts of the U.S. Virgin Islands.

SECTION 15.12    Amendment.  No provisions of this Agreement shall be deemed waived, amended, supplemented or modified by any party hereto, unless such waiver, amendment, supplement or modification is in writing and signed by the authorized representative of the party against whom it is sought to enforce such waiver, amendment, supplement or modification.

SECTION 15.13    AAMC Subsidiaries.  If, at any time, AAMC or Altisource, respectively, acquires or creates one or more subsidiaries that are includable in the AAMC

Group or the Altisource Group, respectively, they shall be subject to this Agreement and all references to the AAMC Group or Altisource Group, respectively, herein shall thereafter include a reference to such subsidiaries.

SECTION 15.14    Successors.  This Agreement shall be binding on and inure to the benefit of any successor by merger, acquisition of assets, or otherwise, to any of the parties hereto, to the same extent as if such successor had been an original party to this Agreement.

SECTION 15.15    Injunctions.  The parties acknowledge that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with its specific terms or were otherwise breached.  The parties hereto shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically the terms and provisions hereof in any court having jurisdiction, such remedy being in addition to any other remedy to which they may be entitled at law or in equity.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized representatives as of the date set forth above.

ALTISOURCE SOLUTIONS S.À R.L.

By	/s/ William B. Shepro
Name: William B. Shepro
Title: Manager

ALTISOURCE ASSET MANAGEMENT CORPORATION

By	/s/ Ashish Pandey
Name: Ashish Pandey
Title: Chief Executive Officer

[TAX MATTERS AGREEMENT - AAMC]